Filed Pursuant to Rule 433

Registration No. 333-130569

FINAL TERM SHEET

Dated January 23, 2008

WAL-MART STORES, INC.

$750,000,000 5.800% Notes Due 2018

$750,000,000 6.500% Notes Due 2037

Name of Issuer:	Wal-Mart Stores, Inc.

Title of Securities:	5.800% Notes Due 2018 (“2018 Notes”)
6.500% Notes Due 2037 (“2037 Notes”)

Aggregate Principal Amount:	$750,000,000 (2018 Notes)
$750,000,000 (2037 Notes)

The 2018 Notes will be part of the same series of notes as $500,000,000 aggregate principal amount of 5.800% Notes Due 2018, and the 2037 Notes will be part of the same series of notes as $2,250,000,000 aggregate principal amount of 6.500% Notes Due 2037, in each case as issued and sold by the Issuer on August 24, 2007 (See the Prospectus Supplement dated August 17, 2007 relating to each such series)

Issue Price (Price to Public):	104.605% of principal amount (2018 Notes)
100.772% of principal amount (2037 Notes)

The above issue prices do not include accrued interest from August 24, 2007 to Settlement Date totaling $18,850,000 in the aggregate for the 2018 Notes and $21,125,000 in the aggregate for the 2037 Notes, which is payable by purchasers

Maturity:	February 15, 2018 (2018 Notes)
August 15, 2037 (2037 Notes)

Coupon (Interest Rate):	5.800% (2018 Notes)
6.500% (2037 Notes)

Benchmark Treasury:	U.S. Treasury 4.250% due November 15, 2017 (2018 Notes)
U.S. Treasury 4.750% due February 15, 2037 (2037 Notes)

Spread to Benchmark Treasury:	167 basis points (1.67%) (2018 Notes)
217 basis points (2.17%) (2037 Notes)

Benchmark Treasury Price and Yield:	105-28; 3.535% (2018 Notes)
107-29+; 4.271% (2037 Notes)

Yield to Maturity:	5.205% (2018 Notes)
6.441% (2037 Notes)

Interest Payment Dates:	February 15 and August 15 of each year, beginning on February 15, 2008

Interest Payment Record Dates:	February 1 and August 1 of each year

Redemption Provisions:	No mandatory redemption provisions

Wal-Mart may, at its option, redeem the Notes upon the occurrence of certain events relating to U.S. taxation

Sinking Fund Provisions:	None

Legal Format:	SEC registered

Net Proceeds to Wal-Mart (including accrued interest from August 24, 2007 to Settlement Date, but after underwriting discounts and commissions and before offering expenses):	$800,012,500 (2018 Notes)
$770,352,500 (2037 Notes)

Settlement Date:	T + 5; January 30, 2008

Joint Book-Running
Managers:	Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
UBS Securities LLC

Selling Restrictions:	European Economic Area, United Kingdom, Hong Kong,
Japan, Singapore

CUSIP:	931142 CJ0 (2018 Notes)
931142 CK7 (2037 Notes)

ISIN:	US931142CJ02 (2018 Notes)
US931142CK74 (2037 Notes)

Common Code:	031798191 (2018 Notes)
031800706 (2037 Notes)

Ratings: Ratings for Wal-Mart’s long-term debt securities: S&P, AA; Moody’s, Aa2; Fitch, AA; and DBRS, AA.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Notes to which this final term sheet relates have been registered by Wal-Mart Stores, Inc. by means of a registration statement on Form S-3 (SEC File No. 333-130569).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, J.P. Morgan Securities Inc. collect at 1-212-834-4533, Lehman Brothers Inc. toll-free at 1-888-603-5847 or UBS Securities LLC toll-free at 1-888-722-9555, ext. 337-1088.